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EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Reports Record Second Quarter 2023 Financial Results
NEW YORK, NY, August 8, 2023 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced financial results for the second quarter ended June 30, 2023.
First Quarter Highlights and Outlook
•Second quarter worldwide revenue of $48.6 million increased 18.0% year-over-year and was a new quarterly record.
•2023 revenue guidance remains $200 million to $210 million, an increase of 24% to 30% over 2022.
•Second quarter loss from operations was $13.7 million compared to a loss of $10.4 million in the year-ago period as investment in growth initiatives increased.
•Cash balance of $90.2 million as of June 30, 2023.
•Completed 1.265 million share follow-on offering on April 27.
•Announced minimally invasive tools received CE marking under European MDR on May 30.
•Opened Sulàyöm Innovation Campus in Costa Rica on July 19.
“The second quarter was another record for Establishment Labs as we continue to grow well in excess of our underlying markets,” said Juan José Chacón-Quirós, Chief Executive Officer. “The momentum in our business remains high and with the ongoing global roll-out of Mia Femtech and the pending approval of Motiva in China, we are well positioned to have a strong finish to the year. We now have fourteen Mia clinic partners and the early response to our direct-to-consumer activities is proving that Mia is drawing new women into breast aesthetics as they find significant value in a true minimally invasive offering. Our U.S. PMA is progressing through the approval process and our preparations for commercialization continue in earnest.”
“Last month, we held the grand opening of our a new Sulàyöm Innovation Campus,” Mr. Chacón-Quirós continued. “This new facility will more than double our manufacturing capacity and provides new capabilities in R&D, medical education, and media. Our foundations are getting stronger, and we are better positioned than we have ever been to transform our markets and to make a meaningful change in the lives of women around the world.”
Second Quarter 2023 Financial Results
Total revenue for the quarter ended June 30, 2023 was $48.6 million compared to $41.2 million for the same period in 2022. Direct sales comprised approximately 37% of total sales, while distributor sales made up the balance.
Gross profit for the second quarter was $30.3 million, or 62.3% of revenue, compared to $27.5 million, or 66.7% of revenue, for the same period in 2022.
Total operating expenses for the second quarter were $44.0 million, an increase of $6.1 million compared to $37.9 million in the second quarter of 2022.
SG&A expenses for the second quarter increased approximately $4.0 million to $37.0 million compared to $33.0 million in the second quarter of 2022. The increase in SG&A was primarily due to costs associated with investment in growth initiatives and expanding operations.

R&D expenses increased approximately $2.0 million to $6.9 million in the second quarter compared to $4.9 million for the same quarter a year ago. The increase was primarily due to an increase in personnel, compliance and regulatory costs.
Net loss for the second quarter was $16.7 million compared to a net loss of $37.1 million in the year ago period.
The Company’s cash balance on June 30, 2023 was $90.2 million. Cash increased $23.8 million from December 31, 2022, primarily as a result of the 1.265 million share follow-on offering completed on April 27 offset by operating losses, increases in inventory and accounts receivable, and investments in new facility construction.
Conference Call and Webcast Information
Establishment Labs will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13740398. In addition, the live and archived webcast will be available in the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness through the power of science, engineering, and technology. The Company offers a portfolio of Femtech solutions for breast health, breast aesthetics and breast reconstruction. The over three million Motiva® devices Establishment Labs has delivered to plastic and reconstructive surgeons since 2010 have created a new standard for safety and patient satisfaction in the over 85 countries in which they are available. The Motiva Flora® tissue expander is used to improve outcomes in breast reconstruction following breast cancer and it is the only regulatory-approved expander in the world with an integrated port using radio-frequency technology that is MRI conditional. Mia Femtech™, Establishment Lab’s unique minimally invasive experience for breast harmony, is the Company’s most recent breakthrough innovation. These solutions are supported by over 200 patent applications in 25 separate patent families worldwide and over 50 scientific studies and publications in peer reviewed journals. Establishment Labs manufactures at two facilities in Costa Rica compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. In 2018, the Company received an investigational device exemption (IDE) from the FDA for Motiva Implants® and began a clinical trial to support regulatory approval in the United States. Please visit our website for additional information at www.establishmentlabs.com.
Establishment Labs' implants and tools are currently not approved for commercial distribution in the United States. The Company’s Motiva implants are undergoing clinical investigation pursuant to U.S. FDA regulations for investigational medical devices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; and other economic and competitive factors. These and other factors that could cause or contribute to actual results differing materially from our expectations include, among others, those risks and uncertainties discussed in the company’s annual report on Form 10-K filed on March 1, 2023 and will be discussed in the company's quarterly report on Form 10-Q that will be filed on August 9, 2023, which risks and uncertainties may be updated in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
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ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$48,561	$41,190	$95,085	$79,642
Cost of revenue	18,300	13,736	34,745	27,252
Gross profit	30,261	27,454	60,340	52,390
Operating expenses:
Sales, general and administrative	37,027	32,957	68,733	59,870
Research and development	6,947	4,903	13,480	8,501
Total operating expenses	43,974	37,860	82,213	68,371
Loss from operations	(13,713)	(10,406)	(21,873)	(15,981)
Interest income	170	32	245	52
Interest expense	(3,620)	(3,388)	(7,376)	(5,680)
Change in fair value of derivative instruments	—	1,099	—	703
Other income (expense), net	1,343	(4,860)	2,072	(2,151)
Loss on extinguishment of debt	—	(19,019)	—	(19,019)
Loss before income taxes	(15,820)	(36,542)	(26,932)	(42,076)
Provision for income taxes	(925)	(564)	(1,755)	(963)
Net loss	$(16,745)	$(37,106)	$(28,687)	$(43,039)

Basic and diluted net loss per share	$(0.65)	$(1.52)	$(1.14)	$(1.77)
Weighted average outstanding shares used for basic and diluted net loss per share	25,615,444	24,396,847	25,144,375	24,354,005

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$90,182	$66,355
Accounts receivable, net of allowance for doubtful accounts of $1,223 and $741	51,395	35,423
Inventory, net	56,370	36,583
Prepaid expenses and other current assets	11,070	11,543
Total current assets	209,017	149,904
Long-term assets:
Property and equipment, net of accumulated depreciation	66,208	51,092
Goodwill	465	465
Intangible assets, net of accumulated amortization	4,229	4,608
Right-of-use operating lease assets, net	3,811	3,702
Other non-current assets	1,569	1,290
Total assets	$285,299	$211,061
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$24,359	$20,034
Accrued liabilities	17,434	17,237
Other liabilities, short-term	1,480	1,688
Total current liabilities	43,273	38,959
Long-term liabilities:
Note payable, net of debt discount and issuance costs	181,970	175,461
Operating lease liabilities, non-current	3,191	3,200
Other liabilities, long-term	1,992	1,626
Total liabilities	230,426	219,246
Shareholders’ equity (deficit):
Total shareholders’ equity (deficit)	54,873	(8,185)
Total liabilities and shareholders’ equity (deficit)	$285,299	$211,061